PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 11, 1997)

                               OMNICOM GROUP INC.
                        $218,500,000 Principal Amount of
               4 1/4% Convertible Subordinated Debentures due 2007
                     (Interest Payable January 3 and July 3)

                        6,936,508 Shares of Common Stock

                              ---------------------

      This document  supplements the Prospectus dated March 11, 1997 relating to
(i) $218,500,000 aggregate principal amount of 4 1/4% Convertible Subordinated Debentures due 2007 (the "Debentures") of Omnicom Group Inc., a New York corporation ("Omnicom" or the "Company"), and (ii) 6,936,508 shares of Common Stock, par value $0.50 per share (the "Common Stock") of the Company which are initially issuable upon conversion of the Debentures plus additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (the "Shares"). The Debentures were initially acquired from the Company by Morgan Stanley & Co. Incorporated in January 1997 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On July 31, 1998 the closing price of the Common Stock as reported on the New York Stock Exchange was $52.50 per share. The Common Stock is traded under the symbol "OMC".

      In accordance with the Section of the Prospectus entitled "Selling Securityholders" (which appears on pages 19 and 20 of the Prospectus), the following information is provided with respect to the beneficial owners of the
Debentures:

                                       Principal Amount of   Principal Amount of
                                            Debentures         Debentures to be
Name of Selling Securityholder(s)       Beneficially Owned     Offered for Sale
--------------------------------       -------------------   -------------------
Morgan Stanley Dean Witter                  $2,525,000             $2,525,000
The Travelers Indemnity Company              2,280,000              2,280,000
The Travelers Insurance Company              1,460,000              1,460,000
The Travelers Life & Annuity Company           160,000                160,000
Travelers Series Managed Assets Trust          100,000                100,000

      The Debentures being offered by the Selling Securityholders hereby represent all of the Debentures beneficially owned by the Selling Securityholders as of July 31, 1998. Except for Morgan Stanley's position as the Initial Purchaser for the Debentures, as initial purchaser of the Company's 2 1/4% Convertible Subordinated Debentures due 2013 issued on January 6, 1998 and as lead underwriter of 4,000,000 shares of the Company's Common Stock issued on March 9, 1998 and except for the purchase of the Debentures, none of the Selling Securityholders has had a material relationship with the Company or any of its affiliates within the past three years.

                             -----------------------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITY COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------

            The date of this Prospectus Supplement is August 4, 1998.